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                                                                    EXHIBIT 23.5

                   Consent of Independent Public Accountants



The Board of Directors
SEMCO Energy, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-91815) on Form S-3 of SEMCO Energy, Inc. of our report dated January 21, 2000, with respect to the combined statements of financial position of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K of SEMCO Energy Inc. dated March 20, 2000, and to the reference to our firm under the heading "Experts."


Anchorage, Alaska
March 22, 2000

                                                                    /s/ KPMG LLP